Corporate 455 East 500 South Salt Lake City, UT 84111 801.746.3570 Phone 801.355.7126 Fax Lab 1266 South 1380 West Orem, UT 84058 www.Nu-MedPlus.com

JANUARY 18, 2015

Dear Shareholder,

2014 has been an inspiring year to remember for Nu-Med Plus. We are eager to share our accomplishments and plans for 2015. There are key products and advances discussed in this letter about the advancement of NU-MED Plus and how it will help us toward building a resilient, robust, progressive company in 2015.

 Hospital NO Unit. Our team has created a ready for hospital Nitric Oxide gas generating system which delivers a continuous intra-breath concentration of therapeutic NO to patients who are on a ventilator in a hospital setting. This therapy is innovative and instinctive along with being considerably lower cost than therapy that is available at the present.  Our formulation is available in tablet form which will improve conversion efficiency of our existing proprietary formulation.

Portable Delivery System. Nu-Med has also developed a lightweight Portable NO Delivery System that can be worn comfortably by patients outside of the hospital setting for underserved chronic therapies, and for applications within the United States and in developing nations. This product has the capability to deliver high purity NO to the patient at prescribed intervals or 24 hours per day at controlled doses by means of a nasal cannula or a face mask. The final cosmetic changes are under way at the present time.

Product Development. Our newest products to be developed are a one-time Single Treatment Disposable unit which will give rapid access to short term NO treatment, the entire unit is disposed of after treatment and unique in the market with no competitive product available. We also are developing a Wound Healing System which may reduce the loss of a partial or full foot for diabetics by healing wounds and sores caused by their disease.

Intellectual Property. Presently we have 2 patents pending for our Nitric Oxide systems and we are pursuing several more patents which will help us build a strong IP portfolio and value for our company and our shareholders. We are also pursuing a proprietary protection strategy of our key formulations and methods for further strengthening the overall Intellectual Property portfolio.

Furthermore, we have added Brett Earl M.D. to our Medical Advisory Board who has an extensive medical background which will benefit our company now and in future ventures.

NU-MED PLUS, Inc. remains dedicated to take steps in the future to continue product development which will lead to increased shareholder value. We anticipate an established stable trading market in the near future of 2015.

Feel free to email me or contact me with any questions.

Best regards,

Jeffrey L. Robins President

PH: 801-746-3570 Email:jeff@nu-medplus.com

This shareholder letter and accompanying documents may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, our ability to successfully centralize and consolidate various support functions, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.